Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	August 20, 2010

Albemarle - Uwharrie Capital Corp and its subsidiary banks, Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported total assets of $515.0 million, an increase of $51.2 million or 11.0% compared to assets of $463.8 million at June 30, 2009. During the first six months of 2010, assets increased 7.8% or $37.2 million while net loans grew 5.4% to $367.2 million and total deposits increased 8.8% to $409.9 million.

Net income was $870 thousand for the six month period ended June 30, 2010 compared to $1.528 million for the same period last year. Net income available to shareholders was $547 thousand for the six month period compared to $1.206 million for the six month period ending June 30, 2009. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Roger Dick, CEO commented, “Revenue in 2009 benefitted from unprecedented refinancing which positively impacted Uwharrie Capital Corp’s income. This year home refinancing volume was lower in the first six months compared to 2009, but represents more normalized volume. Solid core deposit and loan growth and increased net interest margin continue to position us very well to serve the needs of local and family-owned businesses and our communities.”

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank & Trust, Cabarrus Bank & Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704) 982-4415.

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NEWS RELEASE